CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement on Form 1-A of our reports dated September 5, 2019, and September 30, 2019, relating to the financial statements of Mystic Holdings, Inc., appearing in the Offering Circular, which is a part of such Offering Statement, and to the reference to us under the heading “Experts” in such Offering Circular.

/s/ Ellsworth and Stout, LLC

www.lvcpas.com

Las Vegas, Nevada

October 3, 2019